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                                                                     EXHIBIT 3.1

                           LOWRANCE ELECTRONICS, INC.

                              RESTATED CERTIFICATE
                                OF INCORPORATION

         Lowrance Electronics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Lowrance Electronics, Inc. Lowrance Electronics, Inc., was originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 7, 1986.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           LOWRANCE ELECTRONICS, INC.

                                    ARTICLE I

         The name of the corporation is Lowrance Electronics, Inc. (the "Corporation").

                                   ARTICLE II

         The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted by the Corporation are:

         (1) To develop, design, manufacture and market products, assemblies, components and parts of all types, kinds and descriptions;

         (2) To acquire, hold and deal in any and all kinds of real or personal property;

         (3) To acquire, hold and deal in business interests of all types and kinds and corporate securities of every nature, including its own stock;

         (4) To acquire, lease, hold, use and enjoy, whether as owner or as licensee, United States and foreign patents and patent rights, secret patented processes, methods, franchises and privileges in any way relating to or considered as furthering the due and economical exercise of the powers and rights belonging to the Corporation;




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         (5)      To acquire, and pay for in cash, stock or bonds of this
                  Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation;

         (6) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks, and trade names, relating to or useful in connection with any business of this Corporation;

         (7) To buy, acquire, hold, sell and deal in stocks of any corporation and in bonds, certificates of participation, securities and other interests, to issue notes, stocks, bonds, debentures and other evidences of indebtedness and execute mortgages, liens and other encumbrances upon the property of the Corporation, real or otherwise, to secure the payment of any such evidences of indebtedness;

         (8) To buy, acquire, develop, hold, sell and deal in all forms and kinds of property that may be lawfully acquired, held, sold and dealt in by corporations under the laws of this State;

         (9) To acquire, hold and sell real estate necessary for and incident to the operation of the business of the Corporation and to transact any and all business connected with or incidental to the powers hereby vested in the Corporation;

         (10) To do and perform any of the above functions or purposes, either as a principal, broker, agent, partner, joint venturer, or independent contractor, either alone or in conjunction with any other legal entity;

         (11) To engage in any other lawful business or enterprises permitted under the laws of the State of Delaware or where such operations are to be conducted;

         (12) In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware with all powers incidental thereto.

         The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent business and purposes.

                                   ARTICLE IV

         The total number of shares of all classes of stock that this Corporation shall have authority to issue is Ten Million (10,000,000) shares of Common Stock, par value ten cents ($0.10) per share. The Common Stock shall have the right to vote for the election of Directors and for all other purposes, each holder of Common Stock being entitled to one vote for each share thereof held. Each share of Common Stock shall participate share for share in all dividends that the Board of Directors may declare on such Common Stock. In the event of the dissolution, liquidation or winding up of the Corporation, the assets of the Corporation shall be distributed ratably, share for share, to the holders of Common Stock.

                                    ARTICLE V




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         The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

                                   ARTICLE VI

         A.       Special Meetings of Shareholders.

         Except as otherwise required by law, special meetings of common stockholders may be called only by the Chief Executive Officer or by the Board of Directors pursuant to a resolution approved by a majority of the then authorized number of directors of the Corporation.

         B.       Requirement of Shareholder Meetings.

         No stockholder action may be taken except at an annual or special meeting of stockholders of the corporation, and stockholders may not take any action by written consent in lieu of a meeting.

                                   ARTICLE VII

         In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws of the Corporation, subject to the right of the stockholders to alter and repeal By-laws made by the Board of Directors.

                                  ARTICLE VIII

         The number of the directors of the Corporation shall be specified in, or determined in the manner provided in the By-laws, and such number may from time to time be increased or decreased in such manner as may be prescribed in the By-laws. Election of directors need not be by written ballot. All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by statute or by this Certificate of Incorporation. Subject to the limitations imposed by applicable law, the holders of a majority of the shares then entitled to vote at an election of directors may remove a director or directors (or all directors) at any time, with or without cause.

                                   ARTICLE IX

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director's duty to loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by its President and attested by its Secretary this 10th day of December, 2002.

                                              Lowrance Electronics, Inc.


                                              By:     /s/ Darrell J. Lowrance
                                                  ------------------------------
                                                  Darrell J. Lowrance, President

Attest:

    /s/ H. Wayne Cooper
----------------------------------
H. Wayne Cooper, Secretary






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